Exhibit 10.1

PERSONAL AND CONFIDENTIAL

October 19, 2018

Mr. Michael D. Adasczik

Dear Michael:

It is with great pleasure we extend to you an offer to join B&G Foods, Inc. (“B&G Foods” or the “Company”) on the terms and conditions set forth in this letter.  At B&G Foods, we love food and bringing our family of brands to our consumers and their families. We have fire in our bellies, are energized by new challenges and pursue excellence in everything we do. We believe in teamwork, have a common desire to be part of something big, and share a commitment to stay humble amidst exponential growth.  We’re building this company brick by brick and we want you to be a part of it.

Commencement Date:	Your employment is expected to commence in November 2018 on a date to be mutually agreed between you and the Company.

Title:	Vice President of Finance and Chief Accounting Officer.

Reporting:	You will report to the Executive Vice President of Finance and Chief Financial Officer.

Location:	Parsippany, NJ (Corporate Headquarters).

Base Salary:

Your annual base salary will be $310,000 and paid in equal installments consistent with the Company’s payroll payment schedule for employees of the Company. B&G Foods conducts annual salary reviews, and at its sole discretion may grant an increase based upon factors such as effective job performance, compensation surveys, and other relevant criteria. Annual salary increases are effective on a common date in March following the end of the most recent performance year. However, given your expected commencement date late in 2018, you will become eligible for your first annual salary increase in March 2020.

Annual Bonus Plan:

Your eligibility for an annual cash bonus award and the amount of any such award are completely within the discretion of B&G Foods’ Compensation Committee. In your position, you will have a target bonus opportunity of 40% of your base salary and a maximum bonus opportunity of 80% of your base salary based upon the Company’s achievement of performance goals and your achievement of specific individual objectives set by your manager and you. It is our practice to prorate any bonus earned based on the portion of such performance period you have been employed by B&G Foods. You must be an active employee of B&G Foods on payroll at the end of the applicable performance period and at the time any earned bonus is paid in February or March following the completion of the performance period. Eligibility for participation in B&G Foods’ annual bonus plan is not a guarantee or assurance of receipt of any annual cash incentive award.

Quality Foods Since 1889

Mr. Michael D. Adasczik

October 19, 2018

Long-Term Incentive Awards:

You will be eligible to participate in the Company’s long-term incentive award (“LTIA”) program, as shall be adopted and/or modified from time to time by the Compensation Committee. It is currently contemplated that the LTIAs will be a combination of performance shares and stock options. You will be eligible to earn LTIAs calculated as a percentage of your base salary on the grant date of such LTIAs. Eligibility for participation in B&G Foods’ LTIA program is not a guarantee or assurance of receipt of any performance shares or stock options.

Performance Shares. Each year, at the discretion of the Compensation Committee, you will be eligible for performance share LTIAs (based upon three year company performance). The percentages of base salary that you are eligible to earn in accordance with performance share LTIAs range from 7.5% at “Threshold” to 15.0% at “Target” to 30.0% at “Maximum,” as such terms are defined in the performance share LTIAs. Shares will be issued with respect to performance share LTIAs only if B&G Foods satisfies certain performance goals, the satisfaction of which will be determined by the Compensation Committee after the end of the applicable three-year performance period. The expected date of your grant for the 2019 to 2021 performance period is March 2019. Performance share LTIAs are payable not later than the 15th day of the third month following the end of the final fiscal year of the applicable performance period. The payment of performance shares, if earned, for the 2019 to 2021 performance period would be made by March 15, 2022.

Stock Options. Each year, at the discretion of the Compensation Committee, you will be eligible to receive stock options equivalent on the grant date to 5.0% of your base salary. It is contemplated that your first option grant will be in March 2019 and that each option grant will cliff vest after three years.

Car Allowance:	You will receive a car allowance of $10,000 per year, less applicable tax withholdings, paid in equal installments consistent with the Company’s payroll payment schedule.

Cell Phone Allowance:	You will receive a cell phone allowance of $600 per year, less applicable tax withholdings, paid in equal installments consistent with the Company’s payroll payment schedule.

401(k) Plan:

You will be eligible to participate in the B&G Foods 401(k) Savings and Investment Plan the first pay period following 90 days of employment. You will be automatically enrolled in the plan in the first pay period that occurs 30 days after you satisfy eligibility requirements unless you elect otherwise. Additional details, including deferral rates, employer match, investment options, and opt out options will be provided to you in advance of your eligibility date.

Defined Benefit Pension Plan:	You will be eligible to participate in the B&G Foods Pension Plan after one year of service.

Vacation and Other Paid Time Off:

Our vacation year is the calendar year. You will receive 20 days of paid vacation per year. Unused vacation days are forfeited at year end and do not carry over to the next year. In addition, you are eligible for 10 days of sick time. During 2018, the number of vacation days and sick time will be prorated based on the portion of the calendar year you have been employed by B&G Foods. You will also be eligible for paid holidays. Please see the Company’s employee guide for our annual holiday calendar.

Mr. Michael D. Adasczik

October 19, 2018

Medical and Other Benefits

You will be eligible to participate in the same benefit programs, and medical, dental, vision, prescription, life and disability coverages (as in effect from time to time and on terms and conditions consistent with those) provided to the Company’s other similarly situated employees.

Documentation:

Upon commencement of your employment, you will be required to provide appropriate documents as defined by the U.S. Department of Homeland Security/U.S. Citizenship and Immigration Services to verify that you are authorized to work in the United Sates.  You will also be required to complete the appropriate tax withholding forms.

No Conflicting Agreements; Other Restrictions:

You have advised us that you are not a party to or restricted by an agreement with a previous employer that would interfere with or impair in any way your ability to perform the duties of your position with B&G Foods. Based on that representation, we have extended this offer of employment to you. Further you agree that you will not bring any documents or information with you from any of your prior employers that contain confidential, proprietary or trade secret information, and it is a condition of your employment with B&G Foods that you refrain from using or disclosing any confidential, proprietary or trade secret information of any previous employer in the course of your employment with B&G Foods. If any previous employer asserts a claim that you have committed a breach of any contractual or other material duty to such previous employer, B&G Foods may immediately terminate your employment. In the event of such a claim, B&G Foods is not obligated to indemnify you for any damages or to provide a defense against such claims.

Non-Competition; Confidentiality; Other Restrictive Covenants:	As a condition of employment, you will be required to sign the enclosed confidentiality, proprietary rights and restrictive covenants agreement.

Not an Employment Agreement; Contingencies

This offer letter is an offer of employment and not an employment contract. The employment relationship between the Company and you is at-will. This means that the employment relationship: (1) is terminable at the will of either party, (2) is terminable with or without cause, and (3) is terminable without prior notice. Notwithstanding any contrary statements contained herein, B&G Foods remains free to change wages and all other working conditions, including benefits and contribution levels, without having to consult you and without your agreement.

The offer and terms of employment are subject to, among other things:

(1)             confirmation that you are not a party to any non-compete, non-solicit, or restrictive-covenant agreement that would interfere with or restrict your ability to perform duties for the Company and that you have provided the Company with any non-confidential sections of such agreements;

(2)             successful completion of a drug test, background check, and verification of your ability to work in the United States; and

(3)             our receipt of the enclosed confidentiality, proprietary rights and restrictive covenants agreement signed by you.

Mr. Michael D. Adasczik

October 19, 2018

It is our sincere hope that you will accept our employment offer. We are confident that you will find your experience with B&G Foods to be personally and professionally rewarding. We look forward to hearing from you.  To confirm your acceptance of our offer, please sign below and return by October 26, 2018.  Please know that by doing so, you acknowledge that you understand your employment will be at-will.

Sincerely,

/s/ Eric H. Hart
Eric H. Hart
Executive Vice President of Human Resources and Chief Human Resources Officer

Accepted:

/s/ Michael D. Adasczik	Date:	10/19/18
Michael D. Adasczik